Exhibit 99.04


UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma financial information adjusts the historical consolidated balance sheet and statements of income of NSP after giving effect to their proposed business combination transaction with WEC (the Transaction) to form Primergy and a new subsidiary structure. The unaudited pro forma condensed balance sheet at Dec. 31, 1996 gives effect to the Transaction as if it had occurred on that date. The unaudited pro forma condensed statements of income for each of the three years in the period ended Dec. 31, 1996 give effect to the Transaction as if it had occurred at Jan. 1, 1994. These statements are prepared on the basis of accounting for the Transaction as a pooling of interests and are based on the assumptions set forth in the notes thereto.

     The following pro forma financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of NSP. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Transaction been consummated on the date, or at the beginning of the periods, for which the Transaction is being given effect nor is it necessarily indicative of future operating results or financial position. Completion of the Transaction is subject to numerous conditions, many of which are beyond NSP's control.

New NSP Pro Forma Condensed Information

     The pro forma financial information adjusts the historical financial statements of NSP after giving effect to the Transaction, including the reincorporation of NSP in Wisconsin, the merger of the Wisconsin Company into Wisconsin Energy Company, and the transfer of ownership of all of the current NSP subsidiaries to Primergy.




                                  NEW NSP
               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                       TWELVE MONTHS ENDED DECEMBER 31, 1996
                               (In thousands)

                                                          Pro Forma Adjustments
                                    NSP       See  Reincorp.        NSP-W           All                        Pro Forma
                               (As Reported)  Note   Merger      Divestiture       Other          Total         New NSP

Utility Operating Revenues
  Electric                        $2,127,413  2,4          $0        ($377,073)     $256,418      ($120,655)     $2,006,758
  Gas                                526,793  2,4           0          (88,756)      (11,457)      (100,213)        426,580
     Total Operating Revenues      2,654,206                0         (465,829)      244,961       (220,868)      2,433,338


Utility Operating Expenses
  Electric Production-Fuel and
    Purchased Power                  541,267  2,4           0         (178,657)      218,719         40,062         581,329
  Cost of Gas Sold & Transported     335,453  2,4           0          (58,347)        7,499        (50,848)        284,605
  Other Operation                    554,946  2,4           0          (77,851)       31,500        (46,351)        508,595
  Maintenance                        155,830  2             0          (19,617)       (1,831)       (21,448)        134,382
  Depreciation and Amortization      306,432  2             0          (35,731)       (1,201)       (36,932)        269,500
  Taxes Other Than Income Taxes      232,824  2             0          (14,332)       (1,548)       (15,880)        216,944
  Income Taxes                       161,410  2             0          (24,688)       (1,558)       (26,246)        135,164
     Total Operating Expenses      2,288,162                0         (409,223)      251,580       (157,643)      2,130,519

Utility Operating Income             366,044                0          (56,606)       (6,619)       (63,225)        302,819

Other Income (Expense)
  Equity Earnings of Unconsolidated
     Investees                        31,025  2             0             (358)      (30,667)       (31,025)              0
  Other Income and Deductions - Net    8,169  2,3           0             (658)       (1,700)        (2,358)          5,811
       Total Other Income (Expense)   39,194                0           (1,016)      (32,367)       (33,383)          5,811

Income before Interest Charges       405,238                0          (57,622)      (38,986)       (96,608)        308,630

Interest Charges                     130,699  2,3           0          (18,925)      (20,977)       (39,902)         90,797

     Net Income                      274,539                0          (38,697)      (18,009)       (56,706)        217,833

Preferred Dividends                   12,245                0                0             0              0          12,245
Earnings Available for Common
    Stockholders                    $262,294               $0         ($38,697)     ($18,009)      ($56,706)       $205,588



See accompanying notes to unaudited pro forma New NSP condensed financial statements.


                                    NEW NSP
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                      TWELVE MONTHS ENDED DECEMBER 31, 1995
                                 (In thousands)

                                                          Pro Forma Adjustments
                                    NSP       See  Reincorp.        NSP-W           All                        Pro Forma
                               (As Reported)  Note   Merger      Divestiture       Other          Total         New NSP

Utility Operating Revenues
  Electric                        $2,142,770  2,4          $0        ($381,040)     $258,101      ($122,939)     $2,019,831
  Gas                                425,814  2,4           0          (78,058)      (11,674)       (89,732)        336,082
     Total Operating Revenues      2,568,584                0         (459,098)      246,427       (212,671)      2,355,913


Utility Operating Expenses
  Electric Production-Fuel and
    Purchased Power                  570,245  2,4           0         (178,446)      221,962         43,516         613,761
  Cost of Gas Sold & Transported     256,758  2,4           0          (52,356)        4,466        (47,890)        208,868
  Other Operation                    560,734  2,4           0          (79,472)       31,084        (48,388)        512,346
  Maintenance                        158,203  2             0          (20,780)       (1,777)       (22,557)        135,646
  Depreciation and Amortization      290,184  2             0          (33,097)       (1,128)       (34,225)        255,959
  Taxes Other Than Income Taxes      239,433  2             0          (14,109)       (1,837)       (15,946)        223,487
  Income Taxes                       147,148  2             0          (24,662)       (1,032)       (25,694)        121,454
     Total Operating Expenses      2,222,705                0         (402,922)      251,738       (151,184)      2,071,521

Utility Operating Income             345,879                0          (56,176)       (5,311)       (61,487)        284,392

Other Income (Expense)
  Equity Earnings of Unconsolidated
     Investees                        59,067  2             0           (1,162)      (57,905)       (59,067)              0
  Other Income and Deductions - Net   (6,261) 2,3           0             (981)       17,867         16,886          10,625
       Total Other Income (Expense)   52,806                0           (2,143)      (40,038)       (42,181)         10,625

Income before Interest Charges       398,685                0          (58,319)      (45,349)      (103,668)        295,017

Interest Charges                     122,890  2,3           0          (19,102)      (11,629)       (30,731)         92,159

     Net Income                      275,795                0          (39,217)      (33,720)       (72,937)        202,858

Preferred Dividends                   12,449                0                0             0              0          12,449
Earnings Available for Common
    Stockholders                    $263,346               $0         ($39,217)     ($33,720)      ($72,937)       $190,409



See accompanying notes to unaudited pro forma New NSP condensed financial statements.



                                   NEW NSP
               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                      TWELVE MONTHS ENDED DECEMBER 31, 1994
                                (In thousands)

                                                          Pro Forma Adjustments
                                    NSP       See  Reincorp.        NSP-W           All                        Pro Forma
                               (As Reported)  Note   Merger      Divestiture       Other          Total         New NSP

Utility Operating Revenues
  Electric                        $2,066,644  2,4          $0        ($375,105)     $260,720      ($114,385)     $1,952,259
  Gas                                419,903  2,4           0          (76,715)      (12,485)       (89,200)        330,703
     Total Operating Revenues      2,486,547                0         (451,820)      248,235       (203,585)      2,282,962


Utility Operating Expenses
  Electric Production-Fuel and
    Purchased Power                  570,880  2,4           0         (179,558)      223,109         43,551         614,431
  Cost of Gas Sold & Transported     263,905  2,4           0          (53,484)        2,657        (50,827)        213,078
  Other Operation                    535,706  2,4           0          (77,958)       31,168        (46,790)        488,916
  Maintenance                        170,145  2             0          (22,385)       (1,344)       (23,729)        146,416
  Depreciation and Amortization      273,801  2             0          (30,774)       (1,016)       (31,790)        242,011
  Taxes Other Than Income Taxes      234,564  2             0          (13,710)       (1,905)       (15,615)        218,949
  Income Taxes                       129,228  2             0          (19,077)       (1,046)       (20,123)        109,105
     Total Operating Expenses      2,178,229                0         (396,946)      251,623       (145,323)      2,032,906

Utility Operating Income             308,318                0          (54,874)       (3,388)       (58,262)        250,056

Other Income (Expense)
  Equity Earnings of Unconsolidated
     Investees                        41,709  2             0             (429)      (41,280)       (41,709)              0
  Other Income and Deductions - Net      663  2,3           0             (816)        2,931          2,115           2,778
       Total Other Income (Expense)   42,372                0           (1,245)      (38,349)       (39,594)          2,778

Income before Interest Charges       350,690                0          (56,119)      (41,737)       (97,856)        252,834

Interest Charges                     107,215  2,3           0          (17,574)       (9,829)       (27,403)         79,812

     Net Income                      243,475                0          (38,545)      (31,908)       (70,453)        173,022

Preferred Dividends                   12,364                0                0             0              0          12,364
Earnings Available for Common
    Stockholders                    $231,111               $0         ($38,545)     ($31,908)      ($70,453)       $160,658



See accompanying notes to unaudited pro forma New NSP condensed financial statements.


                                  NEW NSP
                UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                             DECEMBER 31, 1996
                               (In thousands)

                                                                     Pro Forma Adjustments
                                                NSP      See  Reincorp.    NSP-W         All                   Pro Forma
                                           (As Reported) Note  Merger   Divestiture     Other       Total       New NSP
                  ASSETS
UTILITY PLANT
  Electric                                   $6,766,896   2         $0     ($894,143)         $0   ($894,143)  $5,872,753
  Gas                                           750,449  2,5         0       (99,817)   (121,936)   (221,753)     528,696
  Other                                         331,441   2          0       (67,262)          0     (67,262)     264,179
      Total                                   7,848,786              0    (1,061,222)   (121,936) (1,183,158)   6,665,628
    Accumulated provision for depreciation   (3,611,244) 2,5         0       395,619      76,487     472,106   (3,139,138)
  Nuclear fuel - net                            100,338              0             0           0           0      100,338
      Net utility plant                       4,337,880              0      (665,603)    (45,449)   (711,052)   3,626,828

CURRENT ASSETS
  Cash and cash equivalents                      51,118   2          0          (208)    (33,281)    (33,489)      17,629
  Accounts receivable - net                     371,654 2,3,4        0       (40,250)    (31,268)    (71,518)     300,136
  Accrued utility revenues                      147,366   2          0       (21,074)          0     (21,074)     126,292
  Fossil fuel inventories                        45,013   2          0        (7,780)          0      (7,780)      37,233
  Material & supplies inventories               109,425   2          0        (5,918)     (2,901)     (8,819)     100,606
  Prepayments and other                          72,647   2          0       (11,703)    (24,130)    (35,833)      36,814
    Total current assets                        797,223              0       (86,933)    (91,580)   (178,513)     618,710

OTHER ASSETS
  Regulatory assets                             354,128   2          0       (37,102)       (475)    (37,577)     316,551
  External decommissioning fund                 260,756              0             0           0           0      260,756
  Investments in non-regulated projects and other
    investments                                 451,223  2,3         0        (7,433)   (409,134)   (416,567)      34,656
  Non-regulated property - net                  192,790   2          0        (2,799)   (165,898)   (168,697)      24,093
  Intangible assets and other                   242,900   2          0        (9,261)   (123,806)   (133,067)     109,833
     Total other assets                       1,501,797              0       (56,595)   (699,313)   (755,908)     745,889

      TOTAL ASSETS                           $6,636,900             $0     ($809,131)  ($836,342)($1,645,473)  $4,991,427



          LIABILITIES AND EQUITY
CAPITALIZATION
    Common stock                               $172,659  1,2        $0      ($86,200)    $86,200          $0     $172,659
    Other stockholders' equity                1,963,221  1,2         0      (245,212)   (567,374)   (812,586)   1,150,635
      Total common stock equity               2,135,880              0      (331,412)   (481,174)   (812,586)   1,323,294

  Cumulative preferred stock and premium        240,469              0             0           0           0      240,469
  Long-term debt                              1,592,568  2,3         0      (231,688)   (281,972)   (513,660)   1,078,908
      Total capitalization                    3,968,917              0      (563,100)   (763,146) (1,326,246)   2,642,671

CURRENT LIABILITIES
  Current portion of long-term debt             261,218   2          0             0     (16,253)    (16,253)     244,965
  Short-term debt                               368,367  2,3         0       (39,300)     (6,436)    (45,736)     322,631
  Accounts payable                              236,341  2,4         0       (16,493)    (21,251)    (37,744)     198,597
  Taxes accrued                                 204,348   2          0        (1,641)     (6,339)     (7,980)     196,368
  Other accrued liabilities                     166,126   2          0       (31,978)        719     (31,259)     134,867
      Total current liabilities               1,236,400              0       (89,412)    (49,560)   (138,972)   1,097,428

OTHER LIABILITIES
  Deferred income taxes                         804,342   2          0      (100,898)     (9,656)   (110,554)     693,788
  Deferred investment tax credits               149,606   2          0       (20,024)     (1,853)    (21,877)     127,729
  Regulatory liabilities                        302,647   2          0       (19,409)        (35)    (19,444)     283,203
  Other liabilities and deferred credits        174,988   2          0       (16,288)    (12,092)    (28,380)     146,608
     Total other liabilities                  1,431,583              0      (156,619)    (23,636)   (180,255)   1,251,328

        TOTAL LIABILITIES AND EQUITY         $6,636,900             $0     ($809,131)  ($836,342)($1,645,473)  $4,991,427

See accompanying notes to unaudited pro forma New NSP condensed financial statements.





NEW NSP

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. NSP common stock with a $2.50 par value will be canceled and replaced with common stock of New NSP, which will be issued to Primergy, with the same $2.50 par value. As a result, no pro forma adjustments were necessary for stock activity related to the Transaction.

2. Subsidiary assets, liabilities, equity and results of operations have been eliminated from consolidated NSP amounts to reflect the merger of NSP-W into Wisconsin Energy Company and the transfer of ownership and control of all other subsidiaries from NSP to Primergy. Primergy's equity investment in New NSP is assumed to reflect the reduction in net assets related to the merger of NSP-W into Wisconsin Energy Company and transfer of investments in other subsidiaries from NSP to Primergy.

3. NSP financing of subsidiary capital and cash flow requirements has been adjusted to reflect the transfer of such items to Primergy. Pro forma adjustments reflect the elimination of (a) notes receivable and advances from subsidiaries; (b) NSP debt incurred to finance the notes and advances; (c) interest income earned on the notes and advances; and (d) interest expense accrued on the debt incurred to finance the notes and advances.

4. After the Transaction, NSP will not retain ownership of subsidiaries currently being consolidated. Consequently, intercompany transactions between NSP and its current subsidiaries have not been eliminated in the pro forma financial statements.

     The most significant intercompany transactions are power sales to and purchases from the Wisconsin Company pursuant to an interchange agreement with NSP. The interchange pricing and cost sharing arrangements are expected to be restructured as a result of the Transaction. However, at this time the amount of any changes to interchange power purchases or sales cannot be estimated. Consequently, no pro forma adjustments have been made to operating revenues, operating expenses, or accounts receivable from (or payable to) associated companies for the effects of interchange restructuring.

5. The Merger Agreement provides that certain gas utility properties and operations in Wisconsin (currently owned by the Wisconsin Company) will be transferred to New NSP as part of the Transaction. Pro forma adjustments have not been made for this transfer due to immateriality. As of Dec. 31, 1996, the properties to be transferred include utility plant with a net book value of approximately $20 million. For the years ended Dec. 31, 1996, 1995 and 1994, the operations to be transferred generated revenues of approximately $32 million, $29 million and $27 million, respectively. The amount of related operating expenses have not been quantified. This transfer is to ensure compliance with certain provisions of the Wisconsin Holding Company Act. The assets and liabilities to be transferred are expected to relate to gas utility properties directly contiguous to NSP's utility service territory in Minnesota.

6. Certain reclassifications have been made to the 1995 and 1994 NSP Wisconsin Company financial statements to conform with the 1996 presentation. These classifications had no effect on net income or earnings per share.

7. The allocation between NSP and WEC and their customers of the estimated cost savings resulting from the Transaction, net of the costs incurred to achieve such savings, will be subject to regulatory review and approval. None of these estimated cost savings, the costs to achieve such savings, or the transaction costs have been reflected in the pro forma condensed financial statements.